Exhibit 10.1

2013 TECHNOLOGY AGREEMENT

THIS 2013 TECHNOLOGY AGREEMENT (the “Agreement”) is made and entered into as of the 31 day of December, 2013 (the “Effective Date”) by and between GUANGREN “GARY” CHEN, an individual U.S. citizen (“Chen”) and HEART TEST LABORATORIES, INC., a Texas corporation having its principal place of business at 5712 Colleyville Blvd., Suite 229, Colleyville, Texas 76034 (“HTL”). Chen and HTL are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Chen conceived and developed certain heart scanning devices and technologies related to products trademarked as the MyoVista as defined herein;

WHEREAS, Chen and HTL previously entered into a series of license agreements and amendments thereto (the “Prior Agreements”) regarding rights to the previously described heart scanning devices and technologies developed by Chen as defined herein relating to commercialization of MyoVista;

WHEREAS, the Parties wish to enter into a new agreement, superseding all prior, enforceable agreements between them concerning their respective rights in and to the technology conceived and developed by Chen including the MyoVista technology and related proprietary and intellectual property rights;

WHEREAS, Chen wishes to transfer and HTL wishes to receive (i) an exclusive license to the technology, proprietary and intellectual property rights as defined herein relating to MyoVista and (ii) all rights, title, and interest in and to such technology relating to MyoVista over time and upon the occurrence of certain events and achievement of certain milestones in the furtherance of HTL’s business objectives; and

WHEREAS, Chen wishes to retain certain rights and interests, with the possible return of title in and to the MyoVista technology and related proprietary and intellectual property rights, until HTL demonstrates the continuing viability of its business through the occurrence of certain events.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

1.1 Defined Terms. For purposes of this Agreement, any term defined in a provision of this Agreement shall have the meaning given such term therein and the following terms shall have the respective meaning set forth below:

(a) “Affiliate” means any Person as defined below who, directly or indirectly, controls, is controlled by, or is under common control with, another person; for purposes of this definition, “control” means the possession by such a person or entity, directly or indirectly (including through or with one or more other persons pursuant to agreement or binding obligation among them), of the power to direct or cause the direction of the management and policies of another person or entity, or to vote or dispose of the controlling voting equity of an entity, whether through ownership of securities, or by agreement. Notwithstanding the effect of any provision or provisions herein, for purposes of this Agreement and the rights and obligations of the Parties hereunder, Chen is not an Affiliate of HTL, and HTL is not an Affiliate of Chen, and there is no Affiliate relationship between or among any party to that certain Voting Agreement Among Shareholders of Heart Test Laboratories, Inc., dated May 2, 2013, and each such party is not an Affiliate of HTL or of any other shareholder of HTL. Neither Jiali Medical nor Med Care is an Affiliate of Chen.

(b) “Agreement” means this 2013 Technology Agreement.

(c) “Applicable Law” means, with respect to any person or entity, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(d) “Assignment Event” has the meaning given such term in Section 2.7.

(e) “Chen” has the meaning given the term in the Preamble of this Agreement.

(f) “Confidential Information” means technical or business information disclosed by a Party to the other Party pursuant to this Agreement that is identified in writing at the time of disclosure or within thirty (30) days thereafter as being confidential and proprietary to the disclosing Party. No information will be regarded as Confidential Information if the receiving Party can show by competent proof that such information (i) was, at the time of disclosure to the receiving Party, already known to the receiving Party, as shown by written records in the possession of the receiving Party, or (ii) was at the time of disclosure, or subsequently became, through no fault of the receiving Party, known to the general public through publication or otherwise, or (iii) was, subsequent to disclosure to the receiving Party, lawfully and independently received by the receiving Party from a Third Party who had the right to disclose it without restriction.

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(g) ”Consultant” means a Person that is under contract with HTL or any of its Affiliates to assist HTL or its Affiliates with the manufacture, production, maintenance, repair, sale, distribution, support or development of HTL’s or its Affiliate’s products and services for sale by or on behalf of HTL or its Affiliate and who agrees to be bound by confidentiality agreement pursuant to section 6.1.13 of this Agreement. For the avoidance of doubt, any rights under a sublicense granted hereunder to a Person in its capacity as a Consultant are for the Consultant to perform his duties and only to the extent necessary for such Person in its capacity as a Consultant for HTL or its Affiliate to perform his duties.

(h) “Copyright” means and includes all rights to works of authorship under the prevailing laws of the United States or any other applicable jurisdiction, whether or not registered, including all registrations and applications therefore and all moral rights related thereto.

(i) “Covered Technology” means MyoVista Hardware, MyoVista Software, and Technical Information, including MyoVista Updates and related Documentation.

(j) “Customer” means any lessee, end-user purchaser or customer of any product or service of HTL or any of its Affiliates.

(k) “Documentation” means all manuals, user guides, instructions, specifications, and drawings and similar information or materials.

(l) “Effective Date” means the date of closing of this Agreement.

(m) “Exclusive License” means the license granted to·HTL by Chen as provided in section 2.1 of this Agreement.

(n) “Final Transfer Event” has the meaning given such term in Section 2.3.

(o) “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

(p) “Gross Sale Price” means the actual gross amount received by HTL for Sale of a MyoVista Device to an end user Customer purchasing the MyoVista Device for use, deducting therefrom only direct costs of packing materials for shipment, costs of insurance and transportation to ship, and any and all import, export, excise, sales and value added taxes and customer duties levied or imposed directly upon the Sale of the MyoVista Device that HTL remits to the government body levying or imposing such taxes or duties.

(q) “HTL” has the meaning given the term in the Preamble to this Agreement.

(r) “Intellectual Property Rights” means any and all rights under any and all of the following that directly relate to the Covered Technology: (i) inventions, discoveries and ideas, whether patentable or not in any jurisdiction, computer software (including software, data, and related Documentation); (ii) copyrighted writings or other copyrightable works , whether or not registered in any jurisdiction, registrations or applications for

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registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (iii) trademarks, service marks, brand names certification marks, trade dress, assumed names, trade names and other indications of origin, and registrations and applications for the foregoing, together with the goodwill associated therewith; (iv) trade secrets, know-how (including research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications) and rights in any jurisdiction to limit the use or disclosure thereof; (v) all renewals and extensions of the foregoing; and (vi) the Intellectual Property Rights include all rights under the Patents and Patent Applications, the Trademark Rights, the Copyrights, and the Trade Secrets.

(s) “MyoVista Device” means the unitary system developed by Dr. Chen as of the Effective Date, fully operational as a unit, for non-invasively diagnosing abnormalities of the ventricular myocardium by measurement and analysis of electrical heart signals using a non-linear 2D waveform presented using color image elements including Icon and Index to identify abnormalities and for measuring the ratio between the strength (energy) of the left ventricle as compared to the strength (energy) of the right ventricle.

(t) “MyoVista Hardware” means systems, devices, system interfaces, components, used in the MyoVista Device, in whole and part, for non-invasively diagnosing abnormalities of the myocardium using measurement and analysis of electrical signals, including the MyoVista Device itself.

(u) “MyoVista Software” means any software product or code (object, source, machine and other), formulas, algorithms, specifications, software interfaces, user interfaces, software methods and processes for diagnosing abnormalities of the myocardium using measurement and analysis of electrical signals for use with the MyoVista Hardware, in whole or part, including 2D color elements and Icon and Index, including such product, codes, formulas, algorithms, specifications, interfaces, methods and processes for operating, testing or using any MyoVista Device.

(v) “Pass-Through Rights” means, with respect to the Intellectual Property Rights (including patents and other proprietary rights and interests) granted under this Agreement, the right or ability for a licensee to pass on to a customer in each jurisdiction those explicit license, implied license, and patent (or other proprietary rights and interests, as applicable) exhaustion rights which the customer would receive as a matter of law in such jurisdiction under a licensor’s licensed patents (and other proprietary rights and interests) as to a licensed product purchased from the licensee.

(w) “Patent” or “Patents” means any and all U.S. or any other country patents, patents to be issued pursuant to any Patent Application, and all divisions, continuations, continuations-in-part, reissues, substitutes, and extensions thereof, for any Covered Technology, including those Patents as of the Effective Date for the MyoVista Device listed in attached Exhibit A-1.

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(x) “Patent Application” or “Patent Applications” mean(s) any and all applications for patent filed in the U.S. or any other country for any Covered Technology, including those Patent Applications as of the Effective Date for the MyoVista Device listed in Exhibit A-1.

(y) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

(z) “Representative Parties” means, with respect to any Party, each of the Party’s Affiliates and Consultants, and each of the officers, employees, agents and representatives of the Party and its Affiliates and Consultants.

(aa) “Sold,” “Sale,” “Sell” means sold, leased, licensed or otherwise transferred to a Customer or Third Party for profit or use in return for monetary remuneration or other valuable consideration, and a Sale shall be deemed to have occurred only upon actual receipt of payment from the Customer or other Third Party; provided, any use, shipment, transfer, or other disposition for developmental, research, testing, lab, inventory, scientific or for which HTL, and its Affiliates, do not charge remuneration or charge only nominal consideration from a Customer or Third Party are excluded from and deemed not within the definition; further provided, any use, shipment, transfer, or other disposition to or by HTL, its Affiliates, or its or their Consultants which are not a Customer, is excluded from and deemed not within the definition unless HTL actually receives payment from a Customer or other Third Party.

(bb) “Technical Information” means any and all unpublished research and development information, know-how, trade secrets, works of authorship, software (whether in source or object code form), designs, conceptions, inventions, instructions, techniques, formulae, systems interfaces, user interfaces, specifications, data, schematics, research or development documentation, and technical data reduced to and fixed in some tangible medium or other transferrable form that (i) describes, directly relates to or was used in developing any Covered Technology; or (ii) is used for or to direct or instruct the production, manufacture, operation, maintenance, repair, sale, or use of the Covered Technology, or to train to use, operate, maintain or repair the MyoVista Device, including that Technical Information as of the Effective Date for the MyoVista Device listed on Exhibit A-2 attached hereto.

(cc) “Third Party” means any person other than Chen or HTL, or any Affiliate of Chen or HTL.

(dd) “Trade Secret” means any and all information directly related to the Covered Technology or Technical Information, whether or not in tangible form, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the

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circumstances to maintain its secrecy. Without limiting the generality of the foregoing, Trade Secrets will include but are not limited to studies, results, reports, marketing strategies, technical or nontechnical data, formulae, techniques, drawings, designs, source codes, algorithms, processes, financial data, financial plans, product plans, marketing plans, advertising plans, lists of actual or potential customers or suppliers, and related items, and include those Trade Secrets as of the Effective Date for the MyoVista Device listed on Exhibits A-1 and A-2 attached hereto.

(ee) “Trademark Rights” means any and all trade dress, trade names, logos, domain names, trademarks, and service marks, whether or not registered, together with all translations, adaptations, derivations, and combinations thereof, together with all rights, title and interest thereto, and including all goodwill associated therewith, and all applications, registrations, reservations, and renewals in connection therewith for the MyoVista Device including the MyoVista™ mark and registrations of such mark, if any, together with the goodwill of the business associated with the mark.

(ff) “MyoVista Updates” means upgrades, modifications, improvements, enhancements, new versions, new releases, new firmware, corrections and/or derivative works (including any error corrections, patches and bug fixes) with respect to the Covered Technology. For the avoidance of doubt, Chen shall not be required under this Agreement to develop MyoVista Updates; however, developments of Chen, if any, that would qualify as MyoVista Updates under the definition shall be included in the meaning.

1.2 Interpretation.

1.2.1 Whenever in this Agreement the terms “include,” “includes,” “including,” and derivative or similar words are used, they will be construed to be followed by the phrase “without limitation.”

1.2.2 Wherever in this Agreement a statute or other legislation is referenced, such reference will be deemed to include any and all amendments thereto, as well as any successor legislation which may be adopted subsequent to the Effective Date, covering the same subject matter of the referenced statute or legislation.

1.2.3 Whenever in this Agreement the term “party to” is used in regard to an agreement, it will be construed as meaning “party signatory to or bound by”.

1.2.4 Wherever in this Agreement reference is made to an exhibit (or Exhibit) “hereof’, or “attached hereto,” the contents of such exhibit will be deemed to be incorporated into this Agreement by reference, as an integral and material part of this Agreement.

1.2.5 The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

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1.2.6 Each reference in this Agreement to an Article, Section or Exhibit, unless otherwise indicated, will mean an Article or Section of this Agreement or an Exhibit attached to this Agreement, respectively.

1.2.7 Whenever in this Agreement the terms “hereof,” “herein,” “hereby”, or derivative or similar words are used, such terms refer to this entire Agreement, including each Exhibit attached hereto, as the same may be amended or modified from time to time during the Term hereof.

1.2.8 All references herein to “days” in this Agreement are to consecutive calendar days unless business days are specified.

1.2.9 Whenever in this Agreement the singular is used, it will include the plural if the context so requires, and whenever the masculine gender is used in this Agreement, it will be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

1.2.10 The language in all parts of this Agreement will in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any Party hereto, and without implying a presumption that the terms thereof will be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the person who prepared the same, it being agreed that representatives of both Parties have equally participated in the preparation and negotiation hereof.

ARTICLE II

Covered Technology Transfers

2.1 Grant of Exclusive License to HTL. Subject to the terms and conditions of this Agreement, Chen hereby grants to HTL and its Affiliates an exclusive, worldwide right and license under the Intellectual Property Rights, to make, have made, use, sell, offer to sell, have sold, import and commercialize, exploit, legally dispose of, and otherwise provide products and services that incorporate, utilize, integrate, or embody the Covered Technology, and to use, copy, reproduce, perform, display, distribute, modify and make derivative works of the Covered Technology. HTL and its Affiliates may sublicense the rights granted in the preceding sentence to any Consultant for the purpose of furthering HTL’s efforts to commercialize the Covered Technology.

2.1.1 Chen’s grant to HTL and its Affiliates includes (i) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the Covered Technology and Intellectual Property Rights therein; and (ii) subject to Chen’s secured right to receive Royalties under this Agreement, all rights to all income, royalties, damages, and other payments from Third Parties that are now or may hereafter, while HTL is licensed: become due or payable with respect to the Covered Technology and Intellectual Property Rights therein, including damages and other amounts for past, present or future infringement, misappropriation or unauthorized use thereof.

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2.1.2 Chen’s grant to HTL does not include a right to use Chen’s name (including “Gary Chen” or “Guangren Chen”) except as may be separately agreed to in writing signed by the Parties.

2.1.3. Nothing in this Agreement shall prohibit Chen from performing or undertaking research and development of any medical devices or products independently and outside of this Agreement and the Covered Technology. Furthermore, Chen is ·permitted to develop any technology or device that does not compete with the MyoVista Device licensed hereunder.

2.1.4 The licenses set forth in Section 2.1 are intended to be sufficient to and include the right for HTL, its Affiliates, and its and their Consultants, to convey Pass-Through Rights during the term of the Exclusive License, to their respective customers (including, without limitation, to such customers who are HTL’s distributors, original equipment manufacturers (OEMs), resellers, joint venturers, and associated persons and entities) of MyoVista Devices or Covered Technology to the extent of patent or other proprietary right exhaustion under U.S. law; provided, however, that (i) exhaustion will be deemed to occur regardless of the country or jurisdiction in which such MyoVista Devices or Covered Technology are Sold, and (ii) if the law of the country or jurisdiction in which such MyoVista Devices or Covered Technology are imported, Sold, or otherwise disposed of provides broader Pass-Through Rights than patent exhaustion under U.S. law, then such broader Pass-Through Rights shall apply.

2.2 Assignment Event. The first to occur of any of the following shall be an “Assignment Event” under this Agreement, upon which, as provided in Section 3.5, the Assignment (as defined in Section 3.2.5) shall be released and delivered to HTL from the Escrow (as defined in Section 3.5), provided that HTL is not in Default under this Agreement or any exhibits:

(a) The receipt by HTL within twenty four (24) months after the Effective Date of not less than two million dollars ($2,000,000) earmarked for regular business operations and not used to retire existing convertible notes; or

(b) Execution of an agreement by all necessary parties for the sale by HTL and purchase by a Third Party of substantially all of the assets of HTL where such Third Party (or its ultimate parent undertaking) has a fair market value or assets exceeding liabilities of at least ten million dollars ($10,000,000) certified under U.S. GAAP, and assumes all of HTL’s obligations hereunder; or

(c) The closing of an acquisition of substantially all of the outstanding shares of HTL stock by a Third Party (or its ultimate parent undertaking) having a current fair market value or assets exceeding liabilities of at least ten million dollars ($10,000,000) certified under U.S. GAAP, and assuming all of HTL’s obligations hereunder; or

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(d) Chen’s receipt under this Agreement of aggregate Royalty payments of at least three million dollars ($3,000,000), exclusive of the 448K Secured Promissory Note (as defined in Section 3.1.1); provided, notwithstanding anything to the contrary, HTL has the right, in its sole discretion and from time to time, to make prepayment of any such aggregate Royalty amount; or

(e) HTL being publicly listed and the value of twelve (12) million common shares in HTL (being the approximate number that Chen and Cheryl Yang own on the Effective Date of this Agreement), adjusted for any share split or consolidation (“Initial Shares”), is at least twenty five million dollars ($25,000,000) (such value to be calculated by reference to the quoted closing share price); or

(f) Chen and/or Cheryl Yang (either in combination or individually) sell or transfer, in any one or more transaction, any common stock in HTL for aggregate value of at least twenty five million dollars ($25,000,000); or

(g) HTL’s receipt of a bona fide offer (or offers, whether in a single or more than one transaction) to acquire common stock in HTL from Chen and/or Cheryl Yang (in combination or individually) for aggregate value of at least twenty five million dollars ($25,000,000); or

(h) In the event that Chen and/or Cheryl Yang have sold or transferred any common stock in HTL such that they no longer own all of the Initial Shares, HTL’s receipt of a bona fide offer to acquire at least a number of shares of common stock in HTL that equals or exceeds Chen and Cheryl Yang’s then-current level of ownership calculated as a percentage of total shares outstanding which, if Chen then remained owner of all the Initial Shares, would have valued the Initial Shares, in aggregate, at a value of at least twenty five million dollars ($25,000,000); or

2.3 Final Transfer Event. The first to occur of any of the following shall be a “Final Transfer Event” under this Agreement, upon which, as provided in Section 3.5, the Security Interest Release (as defined in Section 3.1.3), and if then remaining in the Escrow, also the Assignment, shall be released and delivered to HTL from the Escrow, provided an Event of Default of this Agreement or any exhibits thereto or notes by HTL has not occurred:

(a) Chen’s receipt under this Agreement of aggregate Royalty payments of at least three million dollars ($3,000,000) and payment of the 448K Secured Promissory Note; provided, notwithstanding anything to the contrary, HTL has the right, in its sole discretion and from time to time, to make prepayment of any such amounts; or

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(b) HTL being publicly listed and the value of shares totaling the number of the Initial Shares, is at least twenty five million dollars ($25,000,000) (such value to be calculated by reference to the quoted closing share price); or

(c) Chen transfers, in any one or more transaction, any common stock in HTL for aggregate value of at least twenty five million dollars ($25,000,000); or

(d) HTL’s receipt of a bona fide offer (or offers, whether in a single or more than one transaction) to acquire common stock in HTL from Chen and/or Cheryl Yang (in combination or individually) for aggregate value of at least twenty five million dollars ($25,000,000); or

(e) In the event that Chen and/or Cheryl Yang have sold or transferred any common stock in HTL such that they no longer own all of the Initial Shares, HTL’s receipt of a bona fide offer to acquire at least a number of shares of common stock in HTL that equals or exceeds Chen and Cheryl Yang’s then-current level of ownership calculated as a percentage of total shares outstanding which, if Chen and Cheryl Yang then remained owners of all the Initial Shares, would have valued the Initial Shares, in aggregate, at a value of at least twenty five million dollars ($25,000,000).

2.3.1 For the avoidance of doubt, a Final Transfer Event also constitutes an Assignment Event.

ARTICLE III

Payments and Deliveries

3.1 Deliveries by HTL.

3.1.1 Secured Promissory Notes. On the Effective Date, HTL shall provide to Chen executed promissory notes in the form of Exhibit B-1 (“448K Secured Promissory Note”) and an executed promissory note in the form of Exhibit B-3 (“700K Secured Convertible Promissory Note”)

3.1.2 Additional Convertible Notes. On the Effective Date, HTL shall provide to Chen a convertible promissory note in form attached hereto as Exhibit B-2 (“300K Convertible Note”).

3.1.3 Security Interest. As of the Effective Date, HTL shall execute and deliver the Security Agreement and Pledge attached hereto as Exhibit A-3 (“Security Agreement”).

3.1.4 Secured Royalty to Chen. In addition to the notes pursuant to Sections 3.1.1 and 3.1.2, HTL shall pay Chen a royalty for each MyoVista Device Sold (the “Royalty”) according to the following schedule:

–	$500 on each of the first 2400 MyoVista Devices

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–	$200 on each MyoVista Device thereafter until total Royalties under this schedule total $3,500,000.

HTL shall make Royalty payments, on a calendar quarterly basis, in arrears for each immediately preceding calendar quarter, and shall deliver to Chen, within thirty (30) days of the last day of each such preceding calendar quarter, a report of the number of MyoVista Devices that were Sold (including by Affiliates) during such preceding calendar quarter and the Gross Sale Price of each MyoVista Device so Sold.

Upon reasonable notice at least three (3) business days in advance, Chen (at his cost and expense) shall have the right, during normal business hours of HTL and no more than twice each calendar year, to audit HTL’s books and records regarding the Royalty payable under this paragraph, which books and records HTL shall keep in accordance with U.S. GAAP, so that Chen can verify the Royalty paid under this Section 3.1.4. Any underpayment of Royalty bears interest from the date due until the date paid at a 5% annual rate. If the audit reveals an underpayment of $5,000 or more, Chen is entitled to recover reimbursement of costs incurred for the audit. If the audit reveals an overpayment, Chen shall immediately refund the overpaid amount to HTL. Any successor to HTL, including a buyer of HTL’s assets or stock, or any Third Party acquiring the business or Covered Technology of HTL shall be bound by this Section and shall assume all Royalty obligations hereunder. Such assumption shall survive any bankruptcy proceeding, and obligate any successor, or subsequent owner of the Intellectual Property Rights and Covered Technology conveyed to HTL, to HTL’s Royalty payment obligations. In the event of any recovery from litigation arising from unauthorized use of the Intellectual Property Rights or Covered Technology or any other transferred technology under this Agreement, HTL shall pay to Chen a 2.5% royalty on all net proceeds or the cash equivalent of any non-cash proceeds, assets, or things of value received through settlement of litigation or negotiation. The payment obligations of HTL under Sections 3.1.1, 3.1.2 and 3.1.4 shall continue regardless of whether any Patent is determined to be invalid or unenforceable of any Intellectual Property Right is determined to be unenforceable.

3.1.5 Agreement Securing Royalty Obligation. The Security Agreement (Exhibit A-3) shall provide and the Parties expressly agree that without regard to whether any MyoVista Device is Sold, the Royalty obligation hereunder constitutes a secured right to receive aggregate payments in the amount of $3,000,000.00, payment of which is a material inducement to Chen conveying the Intellectual Property Rights and Covered Technology to HTL. Chen’s right to receive such payments is a secured obligation of HTL in the amount of $3,000,000 with the remaining $500,000 obligation being unsecured, and a lien shall remain on all secured property unless and until the amount is paid in full or a Final Transfer Event has occurred. In the event of bankruptcy, all Royalty obligations and the obligation to pay Chen an aggregate amount of $3,500,000 accelerates and becomes a debt obligation of HTL secured by Chen’s lien and due immediately.

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3.1.6 Stock Capitalization Table. HTL shall provide and attach to this Agreement as Exhibit B- 4 a stock capitalization table for HTL (as in effect upon execution of this Agreement, and including convertible notes, warrants and options).

3.1.7 Escrow Agreement. As of the Effective Date, HTL shall execute and deliver the Intellectual Property Escrow Agreement attached as Exhibit A-5 {“IP Escrow Agreement”) to Chen and the escrow agent (“Escrow Agent”) named in the IP Escrow Agreement.

3.1.8 Expense Reimbursement. HTL shall make a one time payment at closing of ten thousand dollars ($10,000.00) to Chen for reimbursement of travel and other expenses.

3.2 Deliveries by Chen.

3.2.1 Technology Deliverables. Within 15 days of the Effective Date, Chen shall deliver to HTL (to the extent such items are available to him using his best efforts) the items of the Covered Technology described in Exhibit A-2. Within thirty (30) days of the Effective Date, Chen shall deliver all other Covered Technology to HTL. All tangible documents, software and other items of the Covered Technology or containing, embodying or evidencing the Covered Technology, shall be delivered as follows: (i) the Covered Technology described in Exhibit A-2 shall be delivered via hand delivery to HTL on the Effective Date; and (ii) all other Covered Technology shall be delivered in the manner as provided where practical in Section 11.10 for notice, to HTL at its address first given above. If HTL believes any deliverable to be deficient or missing, HTL shall notify Chen of any deficiency, providing in writing detail of the nature and substance of the alleged deficiency, and Chen shall promptly correct or otherwise rectify any deficient or missing deliverable to the extent under Chen’s control or which Chen can, using his best efforts, correct or rectify, or obtain correction or rectification, from or through others. Chen shall have thirty (30) days to rectify any noticed deficiency or otherwise inform HTL of the reasons he is unable to provide the requested thing.

3.2.2 Cancellation of Notes and Debts. On the Effective Date, Chen shall deliver to HTL any and all notes and other evidences of indebtedness of HTL to Chen, if any, in Chen’s possession, custody or control, and all notes and other indebtedness of HTL to Chen (whether or not delivered to HTL) are and are hereby deemed canceled, void, and of no effect, and shall be marked as such, as of the Effective Date.

3.2.3 Escrow Agreement. As of the Effective Date, Chen shall execute and deliver the IP Escrow Agreement to HTL and the Escrow Agent.

3.2.4 Release of Security Interest. As of the Effective Date, Chen shall execute and deliver into escrow under the IP Escrow Agreement a Release of Security Interest in the form attached hereto as Exhibit A-6 (“Security Interest Release”).

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3.2.5 Assignment. As of the Effective Date, Chen shall execute and deliver into escrow under the IP Escrow Agreement an Assignment and Bill of Sale in the form attached hereto as Exhibit A-5 (“Assignment”).

3.3 Taxes. Any and all taxes payable by the Parties hereto as a result of any transaction described herein will be the sole responsibility of the Party against which such tax is assessed. All payments provided for herein are to be calculated and paid on a pre-tax basis as to taxes on the income and revenue of the paying Party.

3.3 No Other Accounting. Except for the payments expressly required and the respective obligations of the Parties hereunder, neither Party shall have duty or be required to account to the other Party for any amounts received or receivable in connection with the Covered Technology or Intellectual Property Rights, or for the exercise of any rights granted under this Agreement.

3.4 No Other Notes or Debts. The notes in Sections 3.1.1 and 3.1.2 supersede and replace any and all prior notes and debt obligations of HTL to Chen. Any and all such prior notes and debts obligations are hereby canceled, void and of no further effect.

3.5 Escrow. Pursuant to this Agreement, the Parties establish an escrow (“Escrow”) under the terms and conditions of the IP Escrow Agreement (Exhibit A-4) with the Escrow Agent named in the IP Escrow Agreement, as follows:

(a) Release of Assignment from Escrow. The Assignment shall be delivered to HTL from the Escrow only upon the first to occur of the Assignment Event under Section 2.2 or the Final Transfer Event under Section 2.3. HTL shall refrain from exercising any rights conferred by the Assignment until the first of these occurrences and delivery to HTL of the Assignment from the Escrow. The Assignment shall be delivered to Chen from the Escrow only upon the occurrence of an Event of Default by HTL under Section 9.1(b), (c), (d) or (e).

(b) Delivery of Security Interest Release from Escrow. The Security Interest Release shall be delivered to HTL from the Escrow only upon the Final Transfer Event under Section 2.3. The Security Interest Release shall be delivered to Chen from the Escrow only upon the occurrence of an Event of Default by HTL under Section 9.1(b), (c), (d) or (e).

(c) Notice to Escrow Agent. Only upon the occurrence of the Assignment Event under Section 2.2 or the Final Transfer Event under Section 2.3, shall HTL be entitled to notify Escrow Agent to release and deliver the Assignment from Escrow. Only upon the occurrence of a Final Transfer Event under Section 2.6, shall HTL be entitled to notify Escrow Agent to release and deliver to HTL the Security Interest Release (and, if then remaining in the Escrow, the Assignment). Only upon the occurrence of an Event of Default by HTL under Section 9.1(b), (c), (d) or (e), shall Chen be entitled to notify Escrow Agent to release and deliver to Chen the Assignment and Security Interest Release from Escrow and nullify their effectiveness.

HTL-CHEN TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL

ARTICLE IV

Security Interest in Covered Technology and Intellectual Property for Payments to Chen

4.1 Security Interest Granted to Chen by HTL. HTL grants to Chen, as of the Effective Date of this Agreement and pursuant to and to the extent permitted by the Texas Uniform Commercial Code, a security interest and lien in all of HTL’s interest in the Covered Technology and Intellectual Property Rights existing on the Effective Date and as further described in the Security Interest Agreement (Exhibit A-3) and transferred by Chen to HTL under this Agreement to secure HTL’s performance of its payment obligations in Sections 3.1.1 and 3.1.4. The security interest shall continue in effect until the Final Transfer Event in Section 2.3. HTL agrees to cooperate, at Chen’s expense, to the full extent necessary for Chen to perfect the security interest granted under this Agreement.

4.1.1 With respect to the security interest granted by HTL to Chen under this Agreement, Chen is authorized by HTL to file a financing statement and a notice of security interest in the U.S. Patent & Trademark Office, each in form and substance mutually agreed by the Parties.

4.1.2 In the event HTL fails to perform its payment obligations under the 448 Secured Promissory Note or under the 700K Secured Convertible Promissory Note, Chen shall provide notice to HTL specifying the failure and allow thirty (30) days after such notice for HTL to cure such failure prior to taking any action to enforce the security interest. If by the thirtieth (30th) day following such notice the failure has not been cured, Chen shall have rights and remedies pursuant to and to the extent permitted in the Texas Uniform Commercial Code.

4.1.3 The security interest granted by HTL to Chen under this Agreement shall remain in effect until the Final Transfer Event.

ARTICLE V

Assistance

5.1 Chen’s Cooperation. During the twelve (12) month period commencing on the Effective Date, Chen agrees to use his best efforts (i) to assist HTL, its Affiliates and Consultants, and its and their personnel and representatives, by training and instructing their personnel and representatives to use, manufacture, configure, test, operate, and to otherwise reasonably provide technical assistance related to MyoVista Devices, (ii) to assist HTL and its attorneys in filing, prosecuting, enforcing, and exploiting patents and other proprietary rights directly related to MyoVista Devices or the Covered Technology, and (iii) to assist HTL in advertising, marketing, promoting, commercializing, sales, and developing the MyoVista Devices and Covered Technology. Nothing in this provision permits the use of Chen’s name in connection with such activities. Chen shall not be required or expected to provide any assistance as a medical doctor. Chen will make no diagnoses nor recommend treatment to any individual.

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5.1.1 Chen will use his best efforts to obtain cooperation from previous consultants and contractors who have performed any research or development of the Covered Technology or Intellectual Property Rights, including those who have developed software for MyoVista Devices including those under contract between HTL and Med Care Medical Devices Company, to assist in explaining the code and operation of the software. Chen’s best efforts shall include making telephone calls, arranging meetings, writing letters, making introductions, and meeting with HTL. Notwithstanding Chen’s obligations under this section, he shall not be required to devote more than twenty (20) hours per month until HTL closes a funding transaction of at least two million dollars ($2,000,000) at which time, Chen shall be required to devote no more than fifty (50) hours per month for up to six (6) months. All Parties acknowledge Chen has employment in Shanghai, China, and such assistance shall occur at Chen’s usual place of business in Shanghai, China during normal business hours China Standard Time or on weekends as necessary to accommodate Chen’s schedule except as otherwise agreed. The Parties shall act reasonably to accommodate Chen’s employment obligations under this clause.

5.1.2 Chen shall be permitted to approve, including by administering a competency test and interview, a team of no more than five to be employed or contracted by HTL, to assist in providing technical information under this paragraph. HTL shall pay for the services of such approved personnel. Chen’s obligations under this section V are conditioned on HTL’s payment for expenses incurred in connection with Chen carrying out his obligations under this section.

5.1.3 Chen shall not be responsible for the completion of the device in working order as long as he complies with this Article V. Chen’s obligations under this Article V shall expire twelve (12) months from the Effective Date. Chen shall be reimbursed for out of pocket costs that may be incurred by Chen to provide the assistance, including but not limited to any required travel and lodging consistent with policies of HTL then in effect, which policies HTL will provide to Chen; provided Chen must obtain approval of HTL prior to incurring any such costs. Chen shall be compensated at the rate of $200/hour actually devoted to providing these services. Chen shall not be required under this paragraph to perform, create, develop or make any new developments or undertake research under this Agreement related to new developments of the MyoVista Devices.

5.1.4 On a monthly basis, HTL shall deliver to Chen a scope of work describing activities HTL wishes Chen and his team to perform and the deliverables HTL wishes to receive under this Article V. Such scope of work statements shall not modify the terms of this Agreement in any way nor shall they constitute contractual obligations of Chen or HTL.

5.2 Liquidated Damages for Violation of Duty to Cooperate. In the event a final judgment is entered in a court of competent jurisdiction finding that Chen intentionally failed or refused to comply with this Article V, HTL’s sole and exclusive remedy shall be (i) automatic cancellation and nullification of the 300K Convertible Note and the 700K Convertible Note; and (ii) such finding shall constitute a Final Transfer Event. HTL shall remain obligated to pay Royalties under Section 3.1.4 as provided therein. Nothing in this paragraph shall limit Chen’s rights in the event of default by HTL.

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5.3 Litigation. The sole right (but not obligation) to institute a suit for infringement of the Intellectual Property Rights in the Covered Technology rests with HTL. If and as may be reasonably requested by HTL, Chen agrees to cooperate with HTL in all respects, including but not limited to joining in any suit, to testifying when requested, and to make available any records, papers, information, specimens and the like. Any recovery received pursuant to such suit shall be retained by HTL after payment of 2.5% of the net recovery (i.e., net of attorney fees, court costs, and expenses of the litigation) to Chen; and such 2.5% of the net recovery is deemed payment by HTL of Royalty under this Agreement. HTL shall reimburse or pay any reasonable expenses incurred by Chen in providing such assistance; provided, any expense in excess of $200 must be approved by HTL prior to Chen incurring the expense. If Chen notifies HTL of any Third Party infringement of Intellectual Property Rights under this Agreement, HTL, to the extent commercially reasonable and economically feasible to HTL, shall conduct a reasonable investigation and provide the results of the investigation to Chen. Such investigation shall be commenced within sixty (60) days of notice.

ARTICLE VI

Covenants of the Parties

6.1 Covenants of HTL.

6.1.1 HTL will use commercially reasonable efforts to manufacture, seek and obtain government, regulatory and other certifications or approvals, if any are required (such as, for example, CMDCAS, FDA, SFDA or CE certification), for commercializing and marketing the MyoVista Devices.

6.1.2 HTL shall maintain performance and finish quality of the MyoVista Devices no less than comparable to that MyoVista Device demonstrated to the Parties on December 30, 2013, and provide customary customer service and warranty service for Customers of MyoVista Devices.

6.1.3 HTL shall use a manufacturer for the MyoVista Devices having applicable certifications that are required (such as, for example, ISO-9001 or ISO-13485), or else HTL shall obtain such certifications.

6.1.4 HTL shall pay all patent maintenance and application fees, all prosecuting attorney fees, and all other expenses and costs relating to protecting and developing the Covered Technology.

6.1.5 Until the first to occur of the Assignment or the Final Transfer Event, whichever first occurs, HTL shall assist Chen to continue to prosecute and obtain patents from the Patent Applications and to consult with Chen concerning the conduct of the prosecution, provided, Chen keeps HTL fully informed. Chen shall provide notice to HTL of any intent not to pay for maintenance or other fees required to maintain enforceability of an issued patent, trademark, or other registered Intellectual Property Right transferred under this Agreement, and HTL shall pay such maintenance or other fees.

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6.1.6 Upon HTL’s actual knowledge of any potential infringement of the Intellectual Property Rights, HTL shall use good faith, commercially reasonable efforts to apprise Chen of the potential infringement. To the extent commercially reasonable and economically feasible to HTL, HTL shall reasonably investigate potential infringements identified by Chen during the term of this Agreement and enforce the Patents.

6.1.7 HTL will deliver to Chen, within fifteen (15) days of receipt by HTL, a copy of any notice or correspondence received or obtained by HTL and relating in any way to any Third Party claim that any Party or its Affiliate infringes or otherwise violates any proprietary right of any Third Party. If at any time HTL learns of any actual or threatened infringement or violation of any proprietary right of any Third Party, HTL will promptly notify Chen thereof within fifteen (15) days.

6.1.8 HTL shall employ commercially reasonable efforts to comply with the marking requirement of 35 U.S.C. § 287 to satisfy legally and factually the marking statute of the U.S.. laws, including by marking conspicuously on each MyoVista Device or its container with notice of each Patent in effect at the time of marking that includes at least one valid claim that covers the MyoVista Device.

6.1.9 HTL shall employ commercially reasonable efforts to obtain all necessary and appropriate regulatory approvals and permits and obey all laws governing the sale, distribution, and offering for sale of MyoVista Devices.

6.1.10 Following execution of this Agreement and prior to the first commercial Sale or distribution of any kind of any MyoVista Device to any Customer (other than HTL, its Affiliates or Consultants), HTL shall obtain and maintain from an insurance carrier having a rating of at least A by the A.M. Best & Co., Commercial General Liability insurance, including product, advertising and contractual liability insurance, with coverage limits no less than one million dollars per occurrence and five million dollars in aggregate. If obtainable, HTL shall obtain an endorsement naming Chen as an additional insured party. HTL shall not cancel or materially change the terms of such policy without at least thirty (30) days prior written notice to Chen; provided, HTL may change carriers without notice so long as substantially same level and quality of the insurance is maintained. HTL shall request its insurer furnish Chen a certificate of such insurance and additional insured endorsement each year or upon a policy change. Notwithstanding the foregoing of this section, the Parties recognize that the aforesaid insurance and/or amounts may be inappropriate or unavailable with regard to specific classes of goods or HTL, and it is contemplated that the foregoing insurance and amounts may require adjustment. Chen’s consent, not to be unreasonably withheld, is required for any adjustment. If HTL is unable to obtain coverage, Chen may purchase coverage and HTL shall reimburse him within ten (10) days for all costs and expenses associated with obtaining insurance. ·

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6.1.11 On the Effective Date, HTL shall maintain Directors and Officers Liability Insurance in the coverage amount of no less than two million dollars ($2,000,000.00) and shall provide coverage for Chen under HTL’s current D&O policy. HTL shall maintain such insurance of the foregoing sentence in effect until occurrence of the event in Section 2.2(a); thereafter, HTL shall obtain and maintain Directors and Officers Liability Insurance in the coverage amount of no less than five million dollars ($5,000,000.00) or such amount HTL is able to obtain on commercially reasonable terms and Chen shall be named insured under a claims made policy. Notwithstanding the foregoing of this section, the Parties recognize that the aforesaid insurance and/or amounts may be inappropriate or unavailable with regard to specific classes of goods or HTL, and it is contemplated that the foregoing insurance and amounts may require adjustment. Chen’s consent, not to be unreasonably withheld, is required for any adjustment. If HTL is unable to obtain coverage, Chen may purchase coverage and HTL shall reimburse him for all costs and expenses associated with obtaining insurance.

6.1.12 HTL will comply with Applicable Laws related to this Agreement and HTL’s obligations hereof.

6.1.13 HTL will employ commercially reasonable efforts to obtain confidentiality agreements of all of HTL’s officers, directors, employees and Consultants.

6.1.14 HTL shall not treat Chen, in his capacity as a holder of common stock of HTL, differently than the other holders of common stock of HTL, taken as a whole, with respect to any opportunity to participate in any future investment offering, financing, stock issuance, stock purchase plan, or other transaction that is offered to all other holders of the common stock of HTL, and Chen’s participation shall be made available on at least as favorable terms as offered to all other holders of the common stock of HTL. In addition, HTL acknowledges the Voting Agreement Among Shareholders of HTL, dated May 2, 2013, as amended by the First Amendment to Voting Agreement Among Shareholders of Heart Test Labs, Inc., (attached hereto as Exhibit A-7).

6.2.1 Covenants of Chen.

6.2.1 Chen will deliver to HTL, within five (15) days of receipt by Chen, a copy of any notice or correspondence received or obtained by Chen and relating in any way to any Third Party claim that any Party or its Affiliate infringes or otherwise violates any proprietary right of any Third Party. If at any .time Chen learns of any actual or threatened infringement or violation by HTL of any proprietary right of any Third Party, Chen will promptly notify HTL thereof within fifteen (15) days.

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6.2.2 During the period in which the Exclusive License is in effect and, if and as applicable, upon and after the Assignment is released to HTL from the Escrow, Chen will not sell, offer or solicit to sell, manufacture, or transfer or convey any right, title or license, of or for any MyoVista Device or Covered Technology, or any Intellectual Property Rights therein, anywhere in the world. Chen agrees not to and shall not Sell, offer or solicit to Sell, manufacture, or transfer or convey title or license, of or for any MyoVista Device, to any Third Party, anywhere in the world, at any time prior to expiration of the Intellectual Property Rights and during the period in which HTL is licensed or owns the Intellectual Property Rights under this Agreement.

6.2.3 Upon reasonable request of HTL, and at HTL’s sole expense including reimbursement for all reasonable attorney’s fees and costs incurred, Chen will execute and deliver to HTL any short form instrument or memorandum reasonably requested by HTL or to evidence and/or confirm the rights herein granted to HTL, including but not limited to any statement or affidavit required of Chen in connection with any governmental or regulatory certification or approval process described in 6.1(a) or any prosecution of patents in the U.S. Patent & Trademark Office, any short form document of transfer or assignment for filing in the U.S. Patent & Trademark Office, and any other instruments or documents required by HTL for any of these purposes or purpose of any other governmental office or governing authority. Notwithstanding any of the preceding, Chen shall not be responsible in any way for regulatory approval of any product, process, or treatment sought by HTL or for submission to any regulatory body of any information on behalf of or related to approval sought by HTL; provided, Chen shall cooperate to make available to HTL all information available to Chen that HTL reasonably requires for seeking and obtaining such regulatory approval or submission.

6.2.4 Chen will comply with Applicable Laws related to this Agreement and Chen’s obligations hereof.

6.2.5 Until the first to occur of the Assignment Event or the Final Transfer Event, Chen shall continue to prosecute and obtain patents from the Patent Applications, shall keep HTL fully and timely apprised, and shall consult with and abide by directions from HTL in every respect concerning the conduct of the prosecution, including Chen shall engage attorneys for prosecution acceptable to HTL in its reasonable discretion; and HTL shall pay or reimburse to Chen amounts for the prosecution and maintenance.

6.2.6 Chen shall use best efforts to obtain ownership or rights sufficient for HTL to allow HTL to fully exercise all rights, title and interest to the Covered Technology and the Intellectual Property Rights and to make, have made, use, sell, offer to sell, have sold, import and commercialize, exploit, legally dispose, and otherwise provide products and services that incorporate or otherwise utilize or integrate with the Covered Technology and Intellectual Property Rights, and to use, copy, reproduce, perform, display, distribute, modify and make derivative works of the Covered Technology and Intellectual Property Rights; and Chen hereby licenses all such ownership or rights under and in accordance with the Exclusive License and, pursuant to the Assignment, assigns such ownership or rights upon the first to occur of the Assignment Event or the Final Transfer Event.

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6.3 Mutual Covenants.

6.3.1 Chen and HTL each covenant not to take or permit any person under their respective control or direction to take any actions (i) to defame the other (Chen or HTL as the case may be) or any business of HTL or Chen, or to knowingly induce, aid or abet others to do so, or (ii) to impair in any way the Intellectual Property Rights or Covered Technology; provided, nothing in (ii) of this sentence shall preclude Chen from exercising his rights pursuant to Section 2.2 and as otherwise provided under this Agreement.

ARTICLE VII

Representations and Warranties

7.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

7.1.1 Binding Agreement. This Agreement, and each document or instrument executed in connection with or required under this Agreement, is the legal and valid obligation of the Party, binding upon and enforceable against such Party in accordance with the respective terms hereof and thereof. The execution, delivery and performance by such Party of this Agreement, and each such document or instrument executed in connection with or required under this Agreement, does not and will not conflict with any agreement, oral or written, to which such Party is a party or by which such Party may be or become bound, nor does this Agreement, any such document or instrument, or the obligations of such Party hereunder or thereunder, violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party.

7.1.2 Accuracy of Information. To the best of the Party’s knowledge, information and belief, the statements and representations made by the Party contained in this Agreement, in any exhibit hereto, or in any document or instrument executed in connection with or required or permitted under this Agreement, are true and do not omit to state any material fact.

7.1.3 Due Diligence. The Parties acknowledge that they have conducted their own due diligence prior to entering this Agreement and that they are satisfied with the information discovered or obtained. The Parties acknowledge that Chen may not own certain technology that is generally commercially available to HTL from others.

7.2 HTL’s Representations and Warranties. HTL represents and warrants to Chen and his Affiliates all of the following:

7.2.1 As of the Effective Date, (i) HTL is duly organized and validly existing under the laws of the State of Texas and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (ii) the person signing on behalf of HTL is duly authorized to execute this Agreement for HTL, and (iii) HTL is in compliance with all Applicable Laws to make and enter into this Agreement and perform HTL’s obligations hereunder.

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7.2.2 HTL is not bound by any agreements, obligations or restrictions and shall not assume any obligation or restriction or enter into any other agreement that would interfere with its obligations under this Agreement. As of the Effective Date, HTL has entered into no licenses with any Third Party relating to the Covered Technology and/or Intellectual Property Rights.

7.2.3 Chen will receive and have first lien on all Covered Technology, Intellectual Property Rights, and MyoVista Updates under the security interest granted in Section 4.1.

7.2.4 HTL represents and warrants that the stock capitalization table to be delivered to Chen herewith pursuant to section 3.1 will be accurate and complete as of the Effective Date (as in effect upon execution of this Agreement, and including convertible notes, warrants and options).

7.2.5 HTL’s present D&O Liability Insurance policy includes Chen as an insured or additional insured.

7.3 Chen’s Representations and Warranties. Chen represents and warrants to HTL all of the following:

7.3.1 As of the Effective Date, Chen is a U.S. citizen presently living in Shanghai China, and Chen has full capacity and authority to enter into this Agreement and to perform his obligations hereunder, and to execute and deliver this Agreement, and Chen is in compliance with all Applicable Laws to make and enter into this Agreement and perform Chen’s obligations hereunder.

7.3.2 Chen is able to and does transfer the Covered Technology and Intellectual Property Rights free and clear of any and all mortgage, pledge, lien, security interest, charge, claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement, transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom, no Third Party has any claim on any aspect of the Covered Technology, or any component thereof, or any Intellectual Property Rights therein, by, through or from Chen, and the MyoVista Devices and Covered Technology existing on and before the Effective Date do not infringe upon the rights of any Third Party to the best knowledge of Chen.

7.3.3 Chen is aware of no fact or circumstance, act or omission pertaining to the Covered Technology or Intellectual Property Rights, which would impair, limit, restrict, invalidate, or preclude HTL from exercising its rights under the Exclusive License or as owner of the Covered Technology and Intellectual Property Rights conveyed under this Agreement. Except as set forth in this Section 7.3.3, Chen makes no representation or warranty as to validity, enforceability, or value of the Covered Technology.

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7.3.4 Chen is not bound by any agreements, obligations or restrictions and shall not assume any obligation or restriction or enter into any other agreement, that would interfere with his obligations under this Agreement.

7.3.5 There is no litigation pending or threatened against Chen or any of his Affiliates which could impact Chen’s ability to perform his obligations under this Agreement.

7.3.6 To Chen’s knowledge and belief, the Covered Technology (and the use thereof as contemplated by this Agreement) does not infringe, misappropriate, violate or interfere with any proprietary or intellectual property rights or interests, contractual rights or any other similar rights of any Third Party. The Covered Technology and the Intellectual Property Rights conveyed to HTL by Chen pursuant to this Agreement include all of the rights, title and interest for HTL to make, use, sell, exploit and commercialize the MyoVista Device.

7.3.7 The Patents, the Patent Applications, the Copyrights, the Trademark Rights, the Trade Secrets, and the Technical Information include all of Chen’s Intellectual Property Rights in and to the MyoVista Device and in and to the Covered Technology.

7.3.8 None of the software included in the Covered Technology contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

7.3.9 Chen is not in default under any of his existing financing arrangements (including its outstanding convertible preferred note(s)), and Chen shall not default under any such existing financing arrangements or under any financing arrangements Chen may enter into in the future.

7.3.10 The conveyances by Chen to HTL include all of Chen’s rights, title and interest that exists in and to the Covered Technology and the Intellectual Property Rights owned by Chen.

7.3.11 As of the Effective Date, except for the Covered Technology and Intellectual Property Rights, Chen does not own and has no rights to any patents, copyrights, trademarks, trade secrets or proprietary information or materials related to the MyoVista Device, in whole or part.

ARTICLE VIII

Indemnification; Releases

8.1 Indemnification of Chen by HTL.

8.1.1 HTL will, to the fullest extent allowed by Texas law, indemnify, defend and hold harmless Chen, from and against any and all Losses, resulting or arising from acts of omission or commission committed by Chen in his capacity as an officer or director of HTL prior to the Effective Date (referred to herein as “Indemnified Events”). For purposes of this Section 8.1, the term “Loss” or “Losses” means and includes any and every liability, demand, claim, suit, expense, attorneys fees, or other damage, loss or cost suffered or incurred by Chen.

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8.1.2 Chen will promptly (and in no case more than ten (10) calendar days after first discovering the fact of the Loss) give written notice to HTL of any third-party notice, demand or allegation of or relating to any Loss of any type, including an invitation to HTL to participate in the defense. Failure to give such written notice will not relieve HTL from any liability that HTL may have hereunder. Subject to the proviso that follows, Chen will have the ability to select counsel of its own choosing and will have control over the complete defense, but will not settle without HTL’s consent, which consent will not be unreasonably withheld; provided, however, that if HTL elects to participate in the defense, if HTL and HTL’s insurer agree to fully indemnify and to pay for all costs of defense and any damages, then Chen may employ separate counsel at the expense of Chen to assist Chen with respect to any liabilities, claims or suits. Notwithstanding anything else to the contrary, before settling, compromising or otherwise extinguishing any claim by a third-party (whether or not suit or any other type of dispute resolution procedure has been commenced) made against Chen (a “Settlement”), HTL must first obtain the written consent of Chen, and Chen will have discretion to withhold such consent if the Settlement (a) is for or involves non-monetary consideration or non-monetary judicial relief, including, but not limited to, promises by Chen to do or forbear from doing any act or the granting of equitable remedies, (b) involves, requires or implies admissions of wrongful acts (whether civil or criminal) by Chen, (c) would or could impair, invalidate, or result in loss of value of any Intellectual Property or ·rights thereto, and/or (c) would likely have a detrimental effect on Chen’s reputation or goodwill.

8.2 No Limitation on Newly Acquired Shares. With respect to any shares of HTL newly acquired by Chen after the Effective Date, the Voting Agreement Among Shareholders of Heart Test Laboratories, Inc., dated May 2, 2013, shall have no effect and shall not govern Chen’s rights in regard to such shares; provided, the voting agreement shall continue in effect as to shares owned by Chen and/or Cheryl Yang on the Effective Date.

8.3 Right to Designate a Member of the HTL Board of Directors. Until the occurrence of the Final Transfer Event, Chen shall designate a person of his sole choosing, excluding Robert Eddy, to a seat on the HTL Board of Directors with all the duties, rights, and obligations of the other members. Chen shall provide written notice to HTL, at least ten (10) days prior to such designation, of Chen’s desired designee for the seat on the HTL Board of Directors. Chen’s designee to the HTL Board of Directors may refer information of Board proceedings and actions to Chen.

8.4 The Parties have entered into Mutual Releases. See Exhibit A-8.

8.5 Chen will indemnify, defend, and hold harmless HTL from any claims of ownership of any Covered Technology by Med Care Medical Devices Company. ·

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ARTICLE IX

Default; Term; and Termination

9.1 Default. Subject to the notice and opportunity to cure rights provided hereunder, the occurrence of any of the following shall constitute a default under this Agreement by a Party (each an “Event of Default”):

(a) the Party breaches any material term or condition of this Agreement, or is in material breach of any representation or warranty, and such breach is not cured within thirty (30) days after the non-breaching Party gives the breaching Party written notice of such breach;

(b) the Party fails to make any payment hereunder or any report hereunder, within the time required; provided, it shall not be an Event of Default under this Section if the Party makes a good faith error in any report or in the amount of any payment and upon learning of and verifying the error, takes reasonably prompt action to correct the error;

(c) the Party makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or becomes subject to any bankruptcy or insolvency proceeding under federal, state or foreign statutes which is not rescinded or dismissed within ninety (90) days;

(d) breach by HTL of Section 8.3; or

(e) by the two-year anniversary of the Effective Date, HTL fails to obtain funding pursuant to Section 2.2(a).

In the case of any event in (a) through (e) above, the other Party shall first give thirty (30) days’ notice and opportunity to cure, and if cure is effected within thirty (30) days from the date of notice (in the reasonable discretion of the Party giving such notice) there shall not be an Event of Default.

9.2 Consequences of Default. In the event of any Event of Default, except as provided in Section 5.2, the Parties may exercise all rights and seek all remedies provided under this Agreement or available at law or in equity. Upon termination of this Agreement because of an Event of Default by HTL during the term of the Exclusive License, the Exclusive License shall terminate concurrent with termination of the Agreement.

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ARTICLE X

Confidentiality

Each Party (a “Disclosing Party”), at its discretion, may on or after the Effective Date disclose to the other Party (a “Receiving Party”) certain of the Disclosing Party’s Confidential Information. In consideration of each and every disclosure of Confidential Information by the Disclosing Party to the Receiving Party, the Receiving Party agrees (i) to treat as confidential and to preserve the confidentiality of all Confidential Information disclosed by the Disclosing Party to the Receiving Party, (ii) to use any and all Confidential Information solely for purpose of this Agreement and for no other purpose, (iii) to make no disclosure of any Confidential Information to any Third Party, (iv) to limit access to Confidential Information to those officers and employees of the Receiving Party having a need to know such information for purposes of this Agreement and who are bound by a written obligation to maintain confidential and not use or disclose such Confidential Information, which written obligation is at least as restrictive as the terms of this Article X, and (v) to maintain in confidence any information regarding the nature or scope of any transaction or relationship between the Disclosing Party and the Receiving Party, except to the extent such information must be disclosed pursuant to law or is disclosed to the Party’s attorneys or accountants, and then only after notifying the Disclosing Party of such requirement. Any obligation imposed by this Article X may be waived only in writing signed by authorized representatives of the Disclosing Party and the Receiving Party, and only as to the particular Confidential Information and to a particular use or disclosure stated in the writing. Any such waiver will have a one-time effect and will not apply to any subsequent situation regardless of its similarity. All Confidential Information will remain the property of the Disclosing Party. Upon request of the Disclosing Party or termination of this Agreement, the Receiving Party will promptly return to the Disclosing Party all Confidential Information of the Disclosing Party, and each and every part, reproduction and copy of any thereof and each and every narrative, synopsis, summary, note, writing and media containing, embodying, evidencing or describing any part. This Article X and the obligations hereunder, shall survive termination of the Agreement to the later of: (a) ten (10) years from the date of termination of the Agreement, or (b) the date on which any trade secret embodied or knowable from the Confidential Information shall no longer remain a trade secret. For purposes of this Article X, the Technical Information is deemed Confidential Information of the owner of the Technical Information.

ARTICLE XI

Miscellaneous

11.1 Costs. Except as otherwise expressly provided herein, each Party will bear all of its own costs relating to this Agreement, including, by way of example and not by way of limitation, the cost of negotiating and entering into this Agreement and the cost of fulfilling all of its obligations under this Agreement.

11.2 Injunction; Specific Performance; Remedies. Each Party hereby agrees that, in the event of any breach by the Party of any of Article II or X, or Sections 6.2.2, 6.2.3, or 6.3.1 or any other breach where such breach may cause irreparable harm to the other Party or where monetary damages may not be sufficient or may not be adequately quantified or effected, such other Party is entitled to obtain temporary and permanent injunctive relief, without posting bond. Each Party shall have remedy of specific performance to enforce this Agreement, in addition to such other remedies that the Party may have at law or in equity. Except as otherwise provided in this Agreement, all remedies are cumulative and non-exclusive of any other remedy a Party may have at law or in equity.

HTL-CHEN TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL

11.3 Severability. If any provision of this Agreement is found· by a court of competent jurisdiction to be invalid, illegal, unenforceable or in conflict with any controlling law: (a) such provision will be separated from this Agreement; (b) such invalidity, illegality, unenforceability or conflict will not affect any other provision hereof; and (c) this Agreement will be interpreted and construed as if such provision, to the extent the same will have been held invalid, illegal, unenforceable or in conflict had never been contained herein. In the event the legality of any provision of this Agreement is brought into question because of a decision by a court or other tribunal of competent jurisdiction of any country in which this Agreement applies, the Parties may agree to revise the provision in question or may delete it entirely so as to comply with the decision of the court or other tribunal and so as to most closely comply with the intent of this Agreement prior to the revision or deletion of the provision in question.

11.4 Waiver. No waiver hereunder may be effective unless specifically made in a writing signed by the waiving Party and specifically describing the waived breach or term or provision. A waiver of any breach or term or provision of this Agreement by either Party shall not be or constitute a waiver of any other or subsequent breach, term or provision, nor shall any such waiver affect the rights of the waiving Party to demand strict compliance with the terms hereof.

11.5 Amendment. Any modification or amendment of this Agreement will be effective only if made in writing and signed by both Parties.

11.6 Relationship of the Parties. Each Party is an independent contractor of the other Party. Under no circumstances will any employees of one Party be deemed the employees of the other Party for any purpose. This Agreement does not create a partnership, joint venture or agency relationship between the Parties of any kind or nature. This Agreement does not create any fiduciary or other obligation between the Parties, except for those obligations expressly and specifically set forth herein. Neither Party will have any right, power, or authority under this Agreement to act as a legal representative of the other Party, and neither Party will have any power to obligate or bind the other Party or to make any representations, express or implied, on behalf of or in the name of the other Party in any manner or for any purpose whatsoever.

11.7 Governing Law; Venue for Suit; Jurisdiction of Court. This Agreement and the rights and obligations of the Parties hereunder will be governed by and construed and interpreted in accordance with the laws of the State of Texas, without regard to choice or conflict of laws principles, applicable to agreements made and to be performed entirely within such state. Each Party irrevocably submits and unconditionally waives any objection to the jurisdiction and venue of the federal or state courts in the State of Texas for purpose of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and each Party hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees to provide counsel for the other Party notice, in the manner provided in Section 11.10, of any lawsuit filed under or in connection with this Agreement.

HTL-CHEN TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL

11.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to confer upon any person, other than the Parties and their respective successors and assigns permitted hereby, any right, remedy or claim under or by reason of this Agreement.

11.9 Merger and Integration. This Agreement, along with the executed versions of the agreements and instruments attached in the exhibits hereto and specifically referenced herein, constitute the entire understanding between the Parties concerning the subject matter of this Agreement, and supersede any and all prior understandings, agreements, representations, and warranties, express or implied, written or oral, between the Parties concerning the subject matter of this Agreement.

11.10 Notices. All notices given by a Party to the other Party will be in writing and by personal delivery or by first class mail, registered or certified, postage prepaid with return receipt requested, addressed to the other party as indicated below:

If to Chen:     Guangren (Gary) Chen

with copy to

Donald R. Taylor

Taylor Dunham, LLP

301 Congress Avenue, Suite 1050

Austin, Texas 78701

and

Robert M. Eddy

2716 Ocean Park Blvd., Suite 2028

Santa Monica, CA 90405

If to HTL:     Heart Test Laboratories, Inc.

Mark Hilz, President and CEO

5712 Colleyville Boulevard, Suite 229

Colleyville, Texas 76034

with a copy to

H. Dale Langley, Jr.

The Law Firm of H. Dale Langley, Jr., PC

1803 West Avenue

Austin, Texas 78701

HTL-CHEN TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL

or to such other address as a Party may hereafter designate to the other in writing pursuant to this Section 11.11. A notice under this Agreement will be effective on the date of personal delivery or three (3) days after deposit in the U.S. mail.

11.11 Construction. All of the terms and conditions of this Agreement are the result of arms-length negotiation among the Parties, each of which has had opportunity and has obtained the advice of legal counsel. Any principle of contract interpretation construing a contract or provision against the drafter will not apply to this Agreement or any provision, it being agreed that the Parties have equally participated in the preparation and negotiation hereof and of all provisions.

11.12 Assignment; Successors and Assigns. Except as provided in this Section 11.12, or as otherwise provided in this Agreement (which assignment shall require the assumption of all of HTL’s obligations hereunder), a Party shall not assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement (an “assignment”), without the other Party’s prior written consent, which consent shall not be unreasonably withheld; provided, (i) HTL and its Affiliates may at any time assign this Agreement in its entirety (but not otherwise) to any person who succeeds to a controlling equity interest of HTL by sale, merger, or reorganization or who purchases substantially-all of the assets of HTL which are subject of this Agreement, but only if such successor or purchaser is a publicly traded company having a market capitalization of at least $50,000,000.00, or tangible assets exceeding liabilities of at least $10,000,000.00 and assumes the obligations of its assignor hereunder; (ii) subject to Chen’s first lien rights, which shall be affirmatively disclosed to any financial institution, and such first lien rights shall be maintained, HTL and its Affiliates may pledge or collaterally assign any or all of its rights under this Agreement to any financial institution; (iii) HTL and its Affiliates may at any time transfer rights to use the Covered Technology to Customers or to Consultants to HTL involved in research, development, testing or marketing of MyoVista; and (iv) a Party may assign or otherwise transfer any right or obligation of this Agreement to an Affiliate of the Party, provided the Party shall remain liable for all its responsibilities and obligations under this Agreement and shall be and remain liable for the conduct and performance of each such assignee or transferee and such Affiliate assumes the obligations of the assigning Party under this Agreement (each a “Permitted Assign”). Subject to the foregoing of this Section 11.12 and the other terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

11.13 Force Majeure. Neither Party will be liable for any failure or delay in performing its obligations hereunder due to any external cause beyond its reasonable control, including, by way of example and not by way of limitation, fire, accident, acts of the public enemy, war, riot, rebellion, labor dispute, strike, lock-out, labor shortage, labor unrest, insurrection, sabotage, epidemic, transportation delay, shortage of raw materials, supplies, energy, components or machinery, an act of God or government or the judiciary, or any other cause beyond the reasonable control of the non-performing or late-performing Party. Notwithstanding the foregoing, nothing in this section excuses a failure or delay to perform payment or other monetary obligations.

HTL-CHEN TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL

11.14 Further Acts. Each Party will, at any time and from time to time during and after the Term of this Agreement upon the request of the other Party, take all such further actions and execute and deliver all such further instruments, papers or documents, as may be necessary or appropriate to consummate and implement fully the transactions contemplated herein, and otherwise to effectuate the stated purposes and intents of this Agreement.

11.15 Counterparts; Facsimiles and Scans. This Agreement and exhibits thereto may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimiles and electronic scans containing original signatures will be deemed for all purposes to be originally-signed copies of the documents which are the subject of such facsimiles or scans.

11.16 Attorneys’ Fees. In any action or proceeding between the Parties hereunder, the prevailing Party will be entitled to recover all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) incurred in addition to any other relief to which it may be entitled.

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(Signature page(s) follow.)

HTL-CHEN TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

CHEN:

/s/ Guangren Chen
Guangren “Gary” Chen

HTL:

Heart Test Laboratories, Inc.

By:	/s/ Mark Hilz
Name:	Mark Hilz
Its:	Chief Executive Officer

HTL-CHEN TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL